EXHIBIT 10.1
                          INFINITY CAPITAL GROUP, INC.
                           80 Broad Street, 5th Floor
                            New York, New York 10004




March 30, 2007

Fluid Audio Networks, Inc.
5813-A Uplander Way
Culver City, California 90230


Gentlemen:

         This letter is to confirm our understanding with respect to the engagement by Fluid Audio Networks, Inc.,(the "Company") of Infinity Capital Group, Inc. ("Infinity" or the "Consultant") to provide financial investment and business consulting services to the Company as follows:

The term of Consultant's engagement hereunder shall terminate on October 30, 2007 (the "Consulting Period").

         As compensation for the consulting services previously rendered by Consultant to the Company, which included the negotiation for a public shell corporation and the introduction to several sources of finance, guidance on building a market for the Company's common stock, provision of strategic advisory services with regard to all aspects of financing, mergers and acquisitions, initial public offerings, (the "Financial Services"), and the introduction to capital sources, private investors, broker dealers, private equity firms and other funding resources, and obtaining of an initial investment term sheet for the Company in the amount of at least $3,500,000.00.

         The company agrees to pay the sum of $100,000 for the Financial Services, in the form of $15,000 upon completion of its pending financing plus an additional $85,000, payable in restricted common stock, utilizing the same valuation as that of the shares issued in the recent reverse merger transaction.

         Additionally, during the term the Company will pay 5% of all funds received for the Financial Investment, but only upon completion of each Financial Investment into the Company by, or introduced and arranged by, a party introduced by Consultant to Company and on terms acceptable to the Company, and only in stock of the Company, valued at the investment date and on terms equal to the investor's valuations. However in the event the Company receives a financial investment from one of the investors referenced in Exhibit A via a third party introduction (i.e. placement agent), Infinity would not be entitled to any remunerations. The Company shall endeavor to include any shares in the first registration statement filed by the Company after the date hereof in which such shares may be lawfully registered.

         Each party introduced to the Company by Consultant on or prior to the date of this agreement is listed on Schedule A. Subsequent to the date of this agreement and immediately upon Consultant's introduction of any additional parties to the Company, Consultant shall deliver to the Company a Schedule A amended to include each such additional party.

         Additional compensation to the Consultant will be based on the Company's need for specific financial and business consulting services desired, and will be the subject of subsequent contracts or amendments to this agreement.
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         In the  absence  of  negligence  or willful  misconduct  on the part of
Consultant, the Company agrees to indemnify and hold harmless Consultant to the full extent lawful from and against all losses, claims, damages, liabilities and expenses incurred by Consultant that result from bad faith, negligence or actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the Company. In the absence of negligence or willful misconduct on the part of the Company, Consultant will indemnify and hold harmless the Company and its officers, directors, employees, agents, shareholders and creditors to the full extent lawful from and against all losses, claims, damages, liabilities and expenses incurred by them that result from bad faith, negligence of, or unauthorized representations (including any untrue statements made or any statement omitted to be made by, Consultant. The indemnity provided for in this paragraph shall survive any termination of this agreement.

         Consultant's relationship with the Company under this agreement shall be that of an independent contractor, and nothing herein shall be deemed to constitute either a joint venture or an employment relationship.

         This agreement may not be assigned by the parties hereto without the prior written consent of the other parties hereto.

         This agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby.

         This agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to principles of conflict of laws.

         This agreement may be executed in one or more counterparts, each of which shall be deemed an original and such counterparts shall together constitute one and the same instrument. A facsimile copy of this agreement and all signature thereon shall constitute an original for all purposes.

         Please confirm Consultant's agreement with the foregoing by signing and returning this letter where indicated below and returning a copy to us by facsimile and regular mail.

Very truly yours,

INFINITY CAPITAL GROUP, INC.


/s/ Greg Laborde
By: Greg Laborde, Chief Executive Officer

Agreed and Accepted:

FLUID AUDIO NETWORKS, INC.


/s/  Justin Beckett
By: Justin Beckett, Chief Executive Officer



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                                   EXHIBIT "A"

The Company has received introductions subject to this agreement to the following entities or individuals:

1.       Liberty Growth Fund, LP
2.       Damon Testaverde
3.       Network 1 Financial
4.       Renn Capital Group, Inc.